Exhibit 10.8
AMENDMENT NO. 7
TO SOUTHWEST AIRLINES CO. PROFIT SHARING PLAN
     Pursuant to the authority of the Board of Directors of Southwest Airlines Co., and the provisions of Section 17.1 thereof, the Southwest Airlines Co. Profit Sharing Plan is hereby amended in the following respects only, effective as specifically provided herein:
     (1) Article IV, Section 4.1, the first paragraph thereof, is hereby amended, in its entirety, effective January 1, 2005, to read as follows:
     “4.1 Company Contributions: For each Plan Year, the Company shall contribute to the Trust Fund a contribution for each Member and former Member who is entitled to have a contribution made on his behalf for such Plan Year, as set forth in Section 6.1 hereof. The contribution made on behalf of each Member and former Member so entitled shall be that uniform percentage (but in no event less than one-tenth of one percent (.1%)) of the Annual Compensation of each such Member and former Member that is cumulatively equal to 15% of ANP, with such cumulative amount reduced by the contribution made to the Southwest Airlines Co. 2005 Deferred Compensation Plan for Pilots for such Plan Year pursuant to section 3.2 thereof.”
     (2) Article XII, Section 12.3, subsection (a) thereof, is hereby amended, in its entirety, effective January 1, 2005, to read as follows:
     “(a) Member’s Individual Account. Effective as of any Valuation Date, within the time period prior thereto established by the Committee, and subject to any restrictions on transfer imposed under particular investment funds, a Member may, pursuant to guidelines established by the Committee, direct the Committee to instruct the Trustee to convert any whole percentage, up to one hundred percent (100%), of the amount in such Member’s Individual Account, which is invested in any of the investment media set forth in Section 12.2 hereof, into one or more other of such investment media. Such direction shall be effective as soon as practicable following the date of receipt by the Committee of such direction to convert. Notwithstanding any provision herein to the contrary, applicable fund redemption and short-term trading fees may be imposed upon the Member’s Individual Account in connection with any direction by such Member to convert investments hereunder.”

     (3) Article XV, Section 15.2, the first paragraph thereof, is hereby amended in its entirety, effective March 28, 2005, to read as follows:
     “15.2 Time of Payment. Distribution shall be made as soon as administratively practicable, but in no event later than one (1) year after the Valuation Date coincident with or immediately following the separation from service of a Member, former Member, or Beneficiary who is entitled to receive a benefit hereunder. Notwithstanding the foregoing, if the nonforfeitable portion of a Member’s or former Member’s Individual Account exceeds One Thousand and No/100 Dollars ($1,000.00), no distributions, other than distributions upon the death of such Member or former Member, may commence without the consent of the Member or former Member until he attains age sixty-two (62), at which time distribution shall be made. Such consent must be obtained within the ninety (90) day period ending on the date of distribution. The Committee shall notify the Member or former Member of the right to defer any distribution until the date on which he attains age sixty-two (62). Such notification shall include a general description of the material features, and an explanation of the relative values of, the optional forms of benefit available under the Plan in a manner that would satisfy the notice requirements of Section 417(a)(3) of the Code, and shall be provided no less than thirty (30) days and no more than ninety (90) days prior to the annuity starting date. The annuity starting date is the first day of the first period for which a benefit is paid hereunder. Notwithstanding the foregoing, the consent of the Member or former Member shall not be required to the extent that a distribution is required to satisfy Section 415 of the Code. In addition, upon termination of this Plan, if the Plan does not then offer an annuity option, the Member’s or former Member’s Individual Account may, without his consent, be distributed to the Member or former Member or transferred to another defined contribution plan maintained by an Affiliate.”
     (4) Article XVIII, Section 18.11, subsection (a), the first and second paragraphs thereof, are hereby amended in their entirety, effective March 28, 2005, to read as follows:
     “18.11 Annuity Distributions to Qualified Members. The Committee shall direct the Trustee to distribute such Member’s benefits held in a Qualified Member’s Individual Account in the form of a qualified joint and survivor annuity, unless the Qualified Member has a valid waiver election (described in Section 18.11(b) hereof) in effect. A qualified joint and survivor annuity is an immediate annuity (a) which is payable for the life of the Qualified Member, with, if the Qualified Member is married on the annuity starting date, as defined below, a survivor annuity for the life of the Qualified Member’s surviving spouse which is not less than fifty percent (50%) of the amount of the annuity payable during the joint lives of the Qualified Member and his spouse, and (b) which is the actuarial equivalent of a single annuity for the life of the Qualified Member. On or before the annuity starting date (the first day of the first period for which the Qualified Member would receive an amount as an annuity or in any other form), the Committee shall direct the Trustee to pay the Qualified Member’s benefits in a lump sum, in lieu of a qualified joint and survivor annuity, if the nonforfeitable portion of a Qualified Member’s Individual Account is not greater than One Thousand and No/100 Dollars ($1,000.00).
     If a Qualified Member who is married dies prior to commencement of payment of his benefits, the Committee shall direct the Trustee to distribute the Qualified Member’s Individual Account, as calculated under Article VIII, to the Qualified Member’s surviving spouse in the form of a preretirement survivor annuity, unless the Qualified Member has a valid waiver election (as described in Section 18.11(c) hereof) in effect. A preretirement survivor annuity is an annuity which is payable for the life of the Qualified Member’s surviving spouse. The surviving spouse may elect to have the preretirement survivor annuity distributed within a reasonable period after the Qualified Member’s death. The Committee shall direct the Trustee to pay the Qualified Member’s Individual Account in a lump sum, in lieu of a preretirement survivor annuity, if the nonforfeitable portion of a Qualified Member’s Individual Account is not greater than One Thousand and No/100 Dollars ($1,000.00).”
     (5) Article XVIII, Section 18.11, subsection (b), the second paragraph thereof, is hereby amended in its entirety, effective March 28, 2005, to read as follows:
     “A Qualified Member’s waiver election is not valid unless:
     (1) the Qualified Member makes the waiver election within the ninety (90) day period ending on his annuity starting date;
     (2) in the event the nonforfeitable portion of the Qualified Member’s Individual Account exceeds Five Thousand and No/100 Dollars ($5,000.00), the Qualified Member’s spouse (to whom the survivor annuity is payable under the qualified joint and survivor annuity) has consented in writing to the waiver election, the spouse’s consent acknowledges the effect of the election, and a notary public or a Committee member (or its representative) witnesses the spouse’s consent; and
     (3) in the event the nonforfeitable portion of a Qualified Member’s Individual Account exceeds Five Thousand and No/100 Dollars ($5,000.00), either the spouse is the Qualified Member’s sole primary Beneficiary or the spouse consents to the Qualified Member’s Beneficiary designation or to any change in the Qualified Member’s Beneficiary Designation.

     Additionally, a Qualified Member’s waiver of the qualified joint and survivor annuity shall not be effective unless the election designates a form of benefit payment which may not be changed without spousal consent (or the spouse expressly permits designations by the Qualified Member without any further spousal consent).”
     IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising Amendment No. 7 to the Southwest Airlines Co. Profit Sharing Plan, the Company has caused these presents to be duly executed in its name and behalf by its proper officers thereunto duly authorized this 2nd day of December, 2005.

SOUTHWEST AIRLINES CO.
By:	/s/ Gary C. Kelly
Gary C. Kelly, Chief Executive Officer

ATTEST:

/s/ Deborah Ackerman Deborah Ackerman, Assistant Secretary

STATE OF TEXAS	§
§
COUNTY OF DALLAS	§
     BEFORE ME, the undersigned, a Notary Public in and for said County and State, on this 2nd day of December, 2005, personally appeared GARY C. KELLY, to me known to be the identical person who subscribed the name of SOUTHWEST AIRLINES CO., as its CHIEF EXECUTIVE OFFICER to the foregoing instrument and acknowledged to me that he executed the same as his free and voluntary act and deed and as the free and voluntary act and deed of such organization for the uses and purposes therein set forth.
     GIVEN UNDER MY HAND AND SEAL OF OFFICE, the day and year last above written

/s/ Teri Lee Lambert
Notary Public in and for the State of Texas

My Commission Expires: June 4, 2006